EXHIBIT 10.16

EXECUTION VERSION

SECOND AMENDED AND RESTATED

SPONSORSHIP AND PROGRAM MANAGEMENT AGREEMENT

This Second Amended and Restated Card Sponsorship and Program Management Agreement (the “Agreement”) dated as of May 17, 2023 (the “Effective Date”) is entered into by and between Bankcard Services, LLC (“Program Manager” or “BCS”), a Nevada limited liability company, and GBank (formerly known as Bank of George) (“Bank”), a Nevada state bank. Each may be referred to herein as a “Party” or collectively as “Parties.”

RECITALS

WHEREAS, Bank is a principal member of the electronic payment networks operated by the Discover Network, Mastercard Network and various other electronic payment networks and is in the business of issuing prepaid and other payment cards and establishing settlement accounts for the settlement of prepaid and other payment card transactions;

WHEREAS, Program Manager is in the business of acting as program manager for prepaid card programs and implementing prepaid access programs (collectively, “Prepaid Programs”) including, but not limited to, PPA Program Accounts and Card Programs (defined below);

WHEREAS, the Parties entered into that certain Card Sponsorship and Program Management Agreement, dated April 14, 2015, as amended by: (i) that certain First Amendment to Card Sponsorship and Program Management Agreement, dated May 1, 2016, (ii) that certain Second Amendment to Card Sponsorship and Program Management Agreement, dated September 30, 2016; (iii) that certain Third Amendment to Card Sponsorship and Program Management Agreement, dated September 26, 2017; (iv) that certain Fourth Amendment to Card Sponsorship and Program Management Agreement, dated April 24, 2019; and (v) that certain Fifth Amendment to Card Sponsorship and Program Management Agreement, dated October 15, 2019, which agreements were amended and restated in their entirety with that certain Amended and Restated Sponsorship and Program Management Agreement, dated as of June 23, 2022 (collectively, the “Original Agreement”), whereby, among other things, Bank agreed to sponsor the Prepaid Programs and Program Manager agreed to act as the program manager for the Prepaid Programs;

WHEREAS, in April 2020, SBTech Malta Limited (“SB Tech”) (defined below) merged with and into an entity which would become a subsidiary of DraftKings Inc. (“DraftKings”), and such DraftKings subsidiary assumed the rights and obligations of SBTech under the SBTech Agreement (defined below) referenced in the Original Agreement;

WHEREAS, in August 2021, the Oregon Lottery (defined below), considered the Oregon Lottery’s online sports betting offering and voted to change its sports betting application from the sports betting application administered by SBTech to the sports betting application administered by DraftKings, which is in operation in several U.S. states and now including Oregon;

WHEREAS, in connection with the Oregon Lottery’s change, DraftKings decided to (i) terminate Sightline Payments, LLC’s (“Sightline”) support of the Oregon Lottery Gaming Program provided pursuant to a certain Services Agreement between Sightline and SBTech, and (ii) consequently, cease its use of Program Manager’s services in connection with the Oregon Lottery Gaming Program;

EXECUTION VERSION

WHEREAS, Program Manager maintains business relationships with various Entities that have customers who may benefit from the Prepaid Programs and who may wish to obtain Prepaid Program services from Program Manager and Bank;

WHEREAS, Entities who wish to offer Prepaid Program services provided by Program Manager and Bank to their customers will enter into a Program Agreement (defined below) with Program Manager that will set forth the understanding and agreement related to the PPA Program Account or Card Program on deposit at Bank, and under which Clients will obtain certain services from Program Manager and Bank regarding the management of the PPA Program Account or Card Program;

WHEREAS, the Program Agreement will require that the Parties exclusively provide PPA Program Accounts using Program Manager’s proprietary PIMS (defined below) on Clients’ behalf to manage PPA Program Accounts;

WHEREAS, Bank intends to issue credit cards that will be used by clients to load funds into a prepaid access product and BCS shall provide Bank access to users of Play+ and PPA Accountholders for solicitation by Bank of such credit cards (the “Credit Card Program”);

WHEREAS, Bank has provided notice to BCS, and BCS understands, that Bank anticipates entering into certain Supplemental Deposit Account Agreements (each a “Supplemental DA Agreement”) with FDIC-insured depository institutions that are well- capitalized (each a “Placement Bank”), pursuant to which Bank shall place certain deposits maintained in the PPA Program Account with such Placement Banks (the “Placement Program”);

WHEREAS, pursuant to each Supplemental DA Agreement, Bank shall (i) establish and maintain a pooled deposit account at each Placement Bank to hold PPA Accountholder funds for the benefit of PPA Accountholders; (ii) ensure each Placement Bank has controls in place to ensure that PPA Accountholder deposits maintained at Placement Bank continue to qualify for FDIC-pass through insurance coverage; and

WHEREAS, the Parties wish to amend and restate the Original Agreement in its entirety as contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I - DEFINITIONS

SECTION 1.1 Definitions

Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

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EXECUTION VERSION

“ACH” means the Automated Clearing House Network, governed by the rules of the National Automated Clearing House Association.

“Administrative Materials” means all material documents and any material amendments or updates thereto, in written format, generated in connection with the administration and servicing of the Prepaid Programs, pursuant to this Agreement, including the Program Policies and Procedures, credit and risk management procedures, materials related to servicing, disaster recovery plans, all privacy and data security administrative, technical and physical safeguards, response programs for data security breaches, privacy notices, compliance training materials and all other materials related to compliance with Governmental Requirements or the Rules.

“Affiliate” means a business entity now or hereafter controlled by, controlling or under common control with a Party. Control exists when an entity owns or controls directly or indirectly fifty percent (50%) or more of the outstanding equity representing the right to vote for the election of directors or other managing authority of another entity.

“Agreement” has the meaning assigned in the Preamble.

“Bank” has the meaning assigned in the Preamble.

“Bank Security Requirements” means all Bank security requirements as described in Article IX of this Agreement.

“Bank Services” mean those services to be provided by Bank under this Agreement.

“BIN” means Bank Identification Number.

“Business Day” means Monday through Friday, excluding days on which Bank is not open for business in the United States of America.

“Card” means a magnetic-strip or chip-based plastic card or other device or account, with a Card Program number issued by Bank to a Cardholder in the Card Program and other information maintained in the database by Program Manager for such Cardholder and which may be used by such Cardholder to purchase goods and services from a Client and/or retailers licensed by the Client.

“Card Program(s)” means a system of services and features, mutually agreed upon by Program Manager and Bank, relating to a particular Card Program provided by Program Manager and Bank pursuant to the terms of this Agreement under which Cardholders, subject to a Cardholder Agreement for such Card Program, utilize a Card to submit Transactions into a System utilizing a Settlement Account established by Bank, as described in Schedule 2.2.

“Card Program Guidelines” means the Card Program guidelines designed and established by Bank to review and approve Entities in connection with the offering of a Card Program, a copy of which is attached as Schedule 2.2 to this Agreement.

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EXECUTION VERSION

“Cardholder” means a Person who has entered into a Cardholder Agreement with Bank and to whom Bank issued a Card.

“Cardholder Agreement” means the agreement between Bank and the Cardholder to whom Bank issues the Card governing the terms and conditions applicable to the use of a Card and all disclosures associated therewith.

“Cardholder Fees” means the fees and service charges assessed for use of the Card and for participation in a Card Program.

“Cardholder Information” means all information received by Bank or Program Manager regarding Cardholders who are issued or use Cards pursuant to a Card Program, including without limitation all “Nonpublic Personal Information” and “Personally Identifiable Financial Information” (as defined in 12 C.F.R. §§ 573.3(n) and (o), respectively), and with respect to the disposal of Cardholder Information, shall also include any record containing “Consumer Information”, as that term is defined in the regulations implementing 15 U.S.C. §§ 1681 to 1681x.

“Cardholder Materials” means all material documents, and any material amendments or updates thereto, in written format, generated in connection with the administration and servicing of the Card Program pursuant to the Agreement, that are provided to Cardholders, including the forms of Cardholder Agreement, Privacy Policy, fulfillment kits, form of statements, change in term announcements, Cardholder service form letters, marketing materials and any information or disclosures relating to Cardholder Agreements or Cardholders, websites and links (whether or not operated by Program Manager) which make any reference to the Card Program.

“Chargeback” means a Transaction returned to the acquiring bank in accordance with the Rules, or due to a Cardholder or PPA Accountholder dispute.

“Client” means any Entity including a Gaming Operator, that participates in a Prepaid Program managed by Bank for that Entity’s customers and who has entered into a Program Agreement with Program Manager governing the terms and conditions applicable to that Prepaid Program.

“Client Materials” means all material documents, and any material amendments or updates thereto, in written format, generated in connection with the administration and servicing of the Prepaid Program pursuant to the Agreement or which promote the Prepaid Program or Program Services, that are provided to Clients, including the forms of Program Agreement (including forms of application and associated addenda, which comprise part of the Program Agreement), Client service form letters and any information or disclosures relating to Program Agreements or Clients, direct mail solicitations, promotional materials, television advertising, telemarketing scripts, internet advertising, websites and links (whether or not operated by Program Manager) which make any reference to the Prepaid Program, solicitations and any other materials used to induce applications for Program Agreements or Program Services or used to induce the use of the Program Services.

“Confidential Information” has the meaning assigned in Section 9.1.

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EXECUTION VERSION

“Consumer Information” means any record about an individual, whether in paper, electronic, or other form, that is a consumer report as such term is defined in the Fair Credit Reporting Act (15 U.S.C. §§ 1681 et seq.) or is derived from a consumer report and that is maintained or otherwise possessed by or on behalf of Bank for a business purpose. Consumer Information also means a compilation of such records. The term does not include any record that does not identify an individual.

“Credit Card Program” has the meaning assigned in the Preamble.

“Customer Information” means any record containing information about a Client its usage of Bank’s services, or about a Client’s accounts, whether in paper, electronic, or other form that is maintained by or on behalf of Bank for a business purpose.

“Deposit Threshold Fee Schedule” has the meaning assigned in Section 7.3(a).

“Discloser” has the meaning assigned in Section 9.1.

“Entity” means a corporation, partnership, joint venture, limited liability company, trust, government agency or corporation, Indian tribe or tribal organization, or other organization.

“FDIA” means the Federal Deposit Insurance Act, 12 U.S.C. §§ 1811 et seq.

“FDIC” means the Federal Deposit Insurance Corporation.

“Gaming Operator” means an Entity that operates a lawful physical gaming establishment and/or online/mobile gaming operation in the United States under the applicable gaming regime for such gaming operations.

“Governmental Requirements” means collectively all U.S. federal and state statutes, codes, ordinances, laws and regulations that apply to the Cards, each Prepaid Program and each PPA Program Account, including, but not limited to, the Bank Secrecy Act of 1970, as amended (“BSA”), and all related rules, regulations, orders, published interpretations, guidance and decrees of all governmental authorities (including without limitation federal, state and local governments, governmental agencies, courts and quasi-governmental agencies) with authority with respect thereto.

“ICA” means Interbank Card Association number.

“Intellectual Property” means any and all intellectual property of either Party, whenever existing, including but not limited to inventions (whether or not patentable), know how, materials, technology, hardware, software, products, and methods of providing products and services.

“Intellectual Property Rights” means all intellectual property rights throughout the world, including copyrights, patents, mask works, trademarks, service marks, trade secrets, authors’ rights, rights of attribution, and other proprietary rights and all applications and rights to apply for registration or protection of such rights.

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EXECUTION VERSION

“Mark” means the service marks and trademarks of a System, Bank, Program Manager or any other entity, including but not limited to, the names and other distinctive marks or logos, which identify a System, Bank, Program Manager or any other entity.

“Materials” means the Administrative Materials, Client Materials, Cardholder Materials, PPA Accountholder Materials, Program Policies and Procedures, and all other material documents and any material amendments or updates thereto, in written format, generated pursuant to the Agreement or relating to the Prepaid Program, or the Program Services, or to Subcontractors, including compliance reviews and audits relating to the Prepaid Program, customer service evaluations, service standard reports, complaints and responses to complaints, all legal documentation and agreements relating to Program Manager’s obligations under the Agreement; and any website established by Program Manager in connection with the Prepaid Program, as well as any materials generated by Bank in the performance of its undertakings as contemplated by this Agreement.

“NACHA” means National Automated Clearing House Association.

“OFAC” means the United States Department of Treasury’s Office of Foreign Assets Control.

“Oregon Lottery” shall mean the Oregon State Lottery Commission, an instrumentality of the State of Oregon existing pursuant to 2017 ORS 461.100.

“Oregon Lottery Gaming Program” shall mean the Prepaid Program used to facilitate Oregon Lottery’s offering of online sports wagering activities to PPA Accountholders pursuant to the Sightline Program Manager Amendment, but such activities shall not constitute Bank’s acceptance of any “restricted transactions” as that term is defined in the Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”) (31 U.S.C. §§ 5361 - 5367). As used herein, “restricted transactions” has the meaning given that term in the UIGEA at 31 U.S.C. § 5362(7), which includes any transaction or transmittal involving any credit, funds or similar instruments as described in section 5363 of UIGEA which the recipient is prohibited from accepting under that section.

“Party” has the meaning assigned in the Preamble.

“PCI Standards” means the then-current comprehensive set of requirements for protecting customer account data published by PCI Security Standards Council, LLC, or its successors.

“Person” means any individual/natural person or Entity.

“PIMS” means Program Manager’s proprietary Player Information Management System as disclosed in U.S. Publication No. 2020/0019950. Exhibit A to this Agreement contains a description of PIMS.

“Placement Bank” has the meaning assigned in the Recitals.

“Placement Program” has the meaning assigned in the Recitals.

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EXECUTION VERSION

“Player Account” means a reloadable prepaid access account payment system administered electronically that enables Client to create for each PPA Accountholder an electronic representation of the funds held by PPA Accountholder in connection with a PPA Program Account (such electronic representation of funds referred to as an “ewallet”) and which ewallet PPA Accountholder can access to place wagers with Client and/or purchase products or services from Client and/or retailers licensed by the Client. The Player Account may be administered in the form of ledger entries. Actual funds deposited by PPA Accountholders are held by Bank for the PPA Accountholder in the PPA Program Account.

“PPA Accountholder” means any Person who is a customer of a Client who participates in a PPA Program Account and initiates Transactions involving a Player Account.

“PPA Accountholder Agreement” means the Agreement between the PPA Accountholder and the Bank, governing the terms and conditions applicable to the PPA Program Account and all disclosures associated therewith.

“PPA Accountholder Fees” means the fees and service charges assessed for use of a Player Account pursuant to, and participation in, a PPA Program Account.

“PPA Accountholder Information” means all information received by Bank or Program Manager regarding PPA Accountholders who use a Player Account pursuant to a PPA Program Account, including without limitation all “Nonpublic Personal Information” and “Personally Identifiable Financial Information” (as defined in 12 C.F.R. §§ 573.3(n) and (o), respectively), and with respect to the disposal of PPA Accountholder Information, shall also include any record containing “Consumer Information”, as that term is defined in the regulations implementing 15

U.S.C. §§ 1681 to 1681x.

“PPA Accountholder Materials” means all material documents, and any material amendments or updates thereto, in written format, generated in connection with the administration and servicing of the PPA Program Account pursuant to the Agreement, that are provided to PPA Accountholders, including the forms of PPA Accountholder Agreement, Privacy Policy, fulfillment kits, form of statements, change in term announcements, PPA Accountholder service form letters, marketing materials and any information or disclosures relating to PPA Accountholder Agreements or PPA Accountholders, websites and links (whether or not operated by Program Manager) which make any reference to the PPA Program Account.

“PPA Program Account” means a pooled player custodial account powered by PIMS that is established by Bank and held in the name of Bank to receive and hold PPA Accountholder funds for the benefit of PPA Accountholders pursuant to this Agreement and the applicable Program Agreement. PPA Program Accounts offered pursuant to this Agreement are described in Schedule 2.3, as may be amended from time to time including, as necessary, to reflect the offering of additional PPA Program Accounts. The funds in the PPA Program Accounts will be periodically adjusted to correspond to the total electronic representation of funds reflected in PPA Accountholder’s ewallets. Each PPA Accountholder’s ewallet holds the digital representation of value representing the individual PPA Accountholder’s deposits, winnings and other credits for future wagering and/or spending with the respective Client and/or Affiliates and/or marketing partners of the Client.

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EXECUTION VERSION

“PPA Program Guidelines” means the PPA Program Account guidelines designed and established by Bank to review and approve Entities in connection with the offering of a PPA Program Account, a copy of which is attached as Schedule 2.3 to this Agreement.

“Prepaid Program Guidelines” means the Card Program Guidelines and PPA Program Guidelines designed and established by Bank to review and approve Entities in connection with the offering of the Prepaid Programs, a copy of which is attached as Schedules 2.2 and 2.3 to this Agreement.

“Privacy Policy” means Bank’s privacy policy applicable to Prepaid Programs as may be modified by Bank from time to time.

“Program Agreement(s)” means the agreement between Program Manager and Client governing the terms and conditions applicable to the Prepaid Program and the use of the Card or the PPA Program Account, as applicable.

“Program Manager” has the meaning assigned in the Preamble.

“Program Policies and Procedures” means (i) the policies and procedures that are established to underwrite, accept and monitor the status of Clients and Cardholders, including the Underwriting Guidelines, and (ii) the Prepaid Program rules, regulations, policies, procedures, manuals, bulletins, notices and similar documents issued by Program Manager and approved by Bank.

“Program Services” means those services to be provided by Program Manager under this Agreement.

“Recipient” has the meaning assigned in Section 9.1.

“Records” mean documentation of facts that include normal and customary documentation of facts or events for an industry, specific deliverables as designated, emails determined to be “records” because of the business or litigation purpose, any records documenting legal, regulatory, fiscal, or administrative requirements, or as required to be maintained by the Program Policies and Procedures.

“Region” means the 50 states of the United States of America, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

“Regulatory Authority” means, as the context requires, the Federal Deposit Insurance Corporation; the Office of Comptroller of the Currency; the Board of Governors of the Federal Reserve System; the Consumer Financial Protection Bureau; and any other federal or state agency having jurisdiction over Bank or Program Manager.

“Representative” means an employee, officer, director, agent or Subcontractor of a Party.

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EXECUTION VERSION

“Rules” means the by-laws, operating rules, trademark manuals, and operational procedures of any System as modified from time to time.

“SBTech” shall mean SBTech Malta Limited.

“SBTech Agreement” means the Software Access and Service Agreement, dated May 22, 2019, by and between the Oregon Lottery and SBTech.

“Settlement” means the movement and reconciliation of funds between Bank and System members through a System in accordance with the Rules.

“Settlement Account” means an account maintained by Bank and used for Settlement of Transactions initiated by use of Cards and PPA Program Accounts by or on behalf of Cardholders and PPA Accountholders and corrections thereto.

“Sightline” means Sightline Interactive, LLC, Sightline Payments, LLC, or an Affiliate of either of them.

“Sightline Program Manager Amendment” means that certain amendment to the Program Agreement between Program Manager and Sightline Interactive, LLC effective October 15, 2019 for the operation of the Oregon Lottery Gaming Program.

“Subcontractor” means a third-party to whom Program Manager has delegated or subcontracted any portion of its obligations set forth herein.

“Subject Gross Revenues” means all revenues of Program Manager from all Transactions (including the per card fee) pursuant to Bank-approved Card Programs and PPA Program Accounts. As used in this definition, “revenues” shall not include: (i) any amounts received by Program Manager as reimbursement for expenses incurred by Program Manager pursuant to Section 7.2 hereof; or (ii) amounts received by Program Manager from Clients that are not derived from Transactions, including, but not limited to consulting and licensing fees. Card Program and PPA Program Account cancellation fees, whether calculated using transaction volume or any other method, shall be included in Subject Gross Revenues.

“Supplemental DA Agreement” has the meaning assigned in the Recitals.

“System” means each electronic payment network(s) in which a particular Prepaid Program participates (including those listed on Exhibit B as modified from time to time by Bank) for transmitting requests for Transactions and Settlement thereof.

“Taxes” means all sales, service, value-added, use, excise, consumption, and other taxes or duties that are assessed against either Party on the provision of the Program Services as a whole, or on any particular Program Service or Processing Service received by Bank from Program Manager. The term Taxes excludes taxes on the net income and real and personal property of a Party.

“Term” has the meaning assigned in Section 8.1.

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EXECUTION VERSION

“Transaction” means each transaction which may be initiated with a particular Card or PPA Program Account pursuant to a Prepaid Program and the applicable Prepaid Program agreement(s), which may include, but shall not be limited to: (i) a purchase; and (ii) a credit for a previous purchase.

“Transition Period” has the meaning assigned in Section 8.3.

“Underwriting Guidelines” has the meaning assigned in Section 3.1(b).

ARTICLE II - GENERAL DESCRIPTION OF PREPAID PROGRAMS

SECTION 2.1 Purpose

The purpose of this Agreement is to describe the terms and conditions under which the Parties will cooperate and together provide the Prepaid Programs, and to define the distribution of revenue and expenses in respect of such Prepaid Programs.

SECTION 2.2 Card Program Features

The Card Program involves the development, marketing, issuing and implementation of Bank-issued Cards that offer Clients a mechanism for enabling Cardholders to initiate Transactions utilizing a prepaid, payment or credit card subject to the Rules, Governmental Requirements and the terms of the applicable Cardholder Agreement.

Schedule 2.2 to this Agreement describes (i) the Card Program(s) currently offered by the Parties and (ii) the features and functionality for Cards issued under each Card Program. The Parties shall amend Schedule 2.2, from time to time and as necessary, to reflect the offering of additional Card Programs to Clients.

SECTION 2.3 PPA Program Account Features

(a) PPA Program Account. Bank and Program Manager acknowledge and agree that PPA Program Account requirements are finalized and approved as described in Schedule 2.3, and each Party will deliver their respective services as described therein. The terms and conditions set forth in this Agreement and the Program Agreement will apply to the PPA Program Account to the extent such terms and conditions are applicable to the PPA Program Account. Schedule 2.3 describes, among other things, (i) the features and functionalities of the PPA Program Account(s); (ii) any requirement to establish and maintain a reserve account with Bank (the “Reserve Account”) and/or any settlement account necessary to facilitate the settlement of transactions conducted under the PPA Program Account(s) (the “Settlement Account”); (iii) the payment service provider to be used in connection with the PPA Program Account(s); (iv) whether Bank is taking the role of Merchant of Record; (v) the fees to be determined under the PPA Program Account (including PPA Accountholder Fees); and (vi) a description of the PIMS to be provided in connection with the PPA Program Account.

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EXECUTION VERSION

Notwithstanding the foregoing, the Parties acknowledge and agree that all PPA Program Accounts offered pursuant to this Agreement shall offer PPA Accountholders the benefit of pass-through federal deposit insurance (up to applicable limits) for the funds that Bank will hold for the benefit of the PPA Accountholders in the PPA Program Account. In order for PPA Accountholders to have the benefit of pass-through federal deposit insurance coverage under FDIC regulations, Bank and Program Manager will cooperate in order for Bank to maintain books and records in a manner that reflects that the PPA Program Account and each PPA Accountholder’s funds contained therein are held by the Bank as custodian on behalf of the PPA Accountholders and discloses the custodial nature of the PPA Account in the Bank’s deposit account records.

The Parties acknowledge and agree that all funds held in the PPA Program Account will be owned solely by the PPA Accountholders. Program Manager will have no ownership right, control or interest in or over the funds held in the PPA Program Account or in any Reserve Account or Settlement Account established in connection with a PPA Program Account.

No PPA Program Account may be launched without the completion and satisfaction of all requirements described in this Agreement and all applicable Rules and Governmental Requirements. The Parties will work closely with all Clients and PPA Accountholders to ensure all PPA Program Accounts comply with applicable laws, Rules and Governmental Requirements.

(b) Program Manager and Bank Responsibilities. Bank shall provide the Banking Services to PPA Accountholders as set forth in Schedule 2.3 of this Agreement, including establishing and maintaining the PPA Program Accounts and moving necessary funds to or from the PPA Program Account each business day as needed. Bank acknowledges and agrees that Program Manager will not be responsible for the accuracy of any credits or debits to the PPA Program Account or to any Settlement Account or Reserve Account. Bank further acknowledges and agrees that Program Manager has developed and exclusively owns the intellectual property rights to PIMS and that Program Manager requires that the PPA Program Accounts be provided exclusively using PIMS. Bank acknowledges that the use of PIMS may include use for importation of data via integrations with external gaming data sources, PPA Accountholder management, transaction management and monitoring, risk analysis and business analytics. The Parties agree that while Schedule 2.3 may be amended from time to time, including as necessary to reflect the offering of additional PPA Program Accounts, in no event will such amendment to Schedule 2.3 terminate, limit or otherwise modify Program Manager’s obligation to provide PIMS for any PPA Program Account.

SECTION 2.4 Operation of Prepaid Programs and Provision of Program Services

(a) General Operation of Prepaid Programs. Program Manager shall direct, manage, conduct, coordinate and administer the Prepaid Programs, and is responsible for the performance and provision of the Program Services; provided, however, that nothing herein shall be construed to authorize Program Manager to: (i) modify or to waive any of Bank’s rights or modify any of Bank’s obligations under the Cardholder Agreement and PPA Accountholder Agreements without Bank’s prior written consent subject to the procedures set forth in this Agreement; or (ii) modify or to waive any terms of the Program Agreement which affect the duties, obligations, responsibilities, rights or liability of Bank, or vary the liability of the Client or the obligations of the Client to comply with the Rules or Governmental Requirements without Bank’s prior written consent subject to the procedures set forth in this Agreement. In carrying out its obligations under this Agreement, and in performing the Program Services, Program Manager shall comply with the applicable Governmental Requirements, the Rules and Program Policies and Procedures agreed to by the Parties. Program Manager may not terminate Bank’s participation in any Prepaid Program except as specifically set forth in Section 8.2 of this Agreement.

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EXECUTION VERSION

(b) Program Manager Services. Program Manager shall: (i) seek and present to Bank only Entities that Program Manager believes, in good faith, will satisfy the Prepaid Program Guidelines set forth in Schedules 2.2 and 2.3 of this Agreement; (ii) act as the exclusive program manager for the Prepaid Programs; (ii) assist Bank with managing and coordinating the implementation of the Prepaid Programs subject to the Bank’s oversight and control; (iii) market Prepaid Programs in the Region as agreed in writing between Program Manager and Bank; and (iv) perform or arrange for the performance of Program Services to support the Prepaid Program(s) in accordance with the terms of this Agreement. Program Manager shall comply with the applicable Governmental Requirements and Rules in carrying out its obligations under this Agreement, and in performing the Program Services.

(c) [RESERVED].

(d) [RESERVED].

SECTION 2.5 Wind Down of Oregon Lottery Gaming Program

As of January 18, 2022, Program Manager shall not receive any future bets or wagers originating from the Oregon Lottery Gaming Program, which shall be from then on placed through DraftKings’ platform. The Oregon Lottery Gaming Program shall no longer be deemed an approved Prepaid Program under this Agreement on the date on which the Program Manager has no more open accounts with bets or wagers originating from the Oregon Lottery Gaming Program (the “Wind Down Date”). The terms and conditions set forth in this Agreement no longer apply to the Oregon Lottery Gaming Program as of the Wind Down Date and any language added to the Agreement in any earlier amendment that only relates to the Oregon Lottery Gaming Program shall be of no further force or effect.

SECTION 2.6 Control and Oversight

During the Term, Bank and Program Manager hereby each acknowledge and agree that except as otherwise expressly provided in this Agreement, Bank shall have full control and continued oversight over the Prepaid Program, including the approval of Clients, PPA Accountholders, Cardholders, Materials, Program Policies and Procedures, Subcontractors, Underwriting Guidelines and all other policies, activities and decisions with respect to the Prepaid Programs. The Program Policies and Procedures shall govern the operation of the Prepaid Programs. Program Manager shall seek Bank’s approval prior to adding or modifying any Materials, Prepaid Program products or Program Services, and Bank shall use its commercially reasonable efforts to respond to Program Manager within ten (10) Business Days of receiving a request for approval from Program Manager.

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EXECUTION VERSION

Bank shall have the sole and absolute discretion to approve or reject any Entity that does not satisfy the Prepaid Program Guidelines set forth in Schedules 2.2 and 2.3 hereto, and Bank shall use its commercially reasonable efforts to inform Program Manager regarding such approval or rejection within ten (10) Business Days of the date in which Program Manager introduced the Entity to Bank, unless Bank notifies Program Manager that Bank needs more time to make its decision, and in such case, Bank will provide Program Manager a reasonable estimate as to how much additional time is needed. Bank may request additional due diligence at any time while considering its approval or rejection of an Entity.

ARTICLE III - DUTIES OF THE PARTIES

SECTION 3.1 Marketing; Program Agreement; Materials

(a) Marketing. Program Manager, at its sole expense, shall be responsible for the promotion and marketing of Prepaid Programs to Clients and prospective Clients.

(b) Underwriting Guidelines. As part of the Program Policies and Procedures, Program Manager has provided guidance in the development of credit, risk and related criteria and procedures to be used for selection, monitoring and retention of Clients to participate in a Prepaid Program, subject to the Bank’s final approval (the “Underwriting Guidelines”). Program Manager agrees, subject to any exception process set forth in the applicable Underwriting Guidelines, to enter into and continue under Program Agreements to participate in a Prepaid Program only with Clients meeting the Underwriting Guidelines. Program Manager shall provide guidance to Client to maintain continuing compliance with Underwriting Guidelines, including as requested by Bank, and shall terminate the Program Agreement of any Client which fails to comply with the Underwriting Guidelines. Bank shall have the right to request additional due diligence at any time during the operation of a Prepaid Program.

(c) Program Agreement. Prior to the effective date of an agreement with a Client for the applicable Prepaid Program, Program Manager shall enter into a Program Agreement with the Client for the Prepaid Program. Any changes to the Program Agreement which (i) materially affect the duties, obligations, responsibilities, rights or liability of Bank, or (ii) vary the obligations of the Client to comply with the Rules or Governmental Requirements, shall be subject to the prior written approval of Bank in advance, which approval shall be in the absolute discretion of Bank. Upon any disapproval, Program Manager shall not enter into the modified Program Agreement with a Client for such Prepaid Program. The Program Agreement shall expressly provide that Bank is the issuer of the Cards and maintains the PPA Program Accounts, and is a third-party beneficiary of any Program Agreement. Program Manager shall at the request of Bank terminate any Program Agreement in accordance with the provisions of such Program Agreement.

(d) Prerequisites. No Prepaid Program may be launched without the completion and satisfaction of any and all pre-launch requirements described in this Agreement, any Program Agreement, and/or under the Rules and Governmental Requirements. The Parties will work closely with all Clients to ensure all Prepaid Programs comply with all applicable laws, Rules and Governmental Requirements.

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EXECUTION VERSION

(e) System Approvals. Program Manager acknowledges that a condition precedent to the implementation of a Prepaid Program is that such Prepaid Program and the graphic images on any Card be approved by the applicable Systems. Bank will request and manage the approvals required by a System for the operation of the Prepaid Programs.

(f) Materials. Program Manager agrees to provide the Materials to Bank for written approval prior to Program Manager’s use and Bank shall use its commercially reasonable efforts to respond to Program Manager within ten (10) Business Days of receiving a request for approval from Program Manager. Bank’s review and approval of Materials shall not alter either Party’s indemnity obligations or rights under this Agreement. No Material may be used without the Bank’s prior written approval.

SECTION 3.2 Membership and Participation in Systems

(a) Membership in Systems. Bank shall use its commercially reasonable efforts to remain a member in good standing in each System listed on Exhibit B (as modified from time to time by agreement of the Parties) with full right, power and authority to perform its obligations hereunder, including without limitation to issue Cards with Marks of the Systems and settle Transactions in such Systems. Notwithstanding the requirements of a member as stated in the various Systems’ operating rules or the requirements of Bank as stated in this Agreement, nothing in the Agreement, or any other agreement, amendment, addendum or documentation to this Agreement will require Bank to participate in any System as more than a sponsor of the Prepaid Programs; provided that if any System conditions participation in its network on any further participation of Bank (i.e., cards issued, issuing participation, etc.), then Bank may in its sole discretion choose to not sponsor the Prepaid Programs in that particular System. If Bank cannot secure any of the Systems listed in Exhibit B, Bank may propose substituting a different network with similar capabilities and comparable acceptance to the network listed in Exhibit B, and Program Manager. Bank shall provide Program Manager with ninety (90) days written notice of such proposed substitutions and such notice shall also serve to update Exhibit B. If Bank is unable to be a member of all the Systems listed in Exhibit B, then Program Manager may terminate this Agreement. Bank shall register Program Manager as a marketing Representative, agent and/or service provider for Bank with respect to the Cards in each System listed in Exhibit B, as applicable. Each Party shall comply with all applicable Rules of each such System listed in Exhibit B. Notwithstanding the foregoing obligations, Bank shall have no liability whatsoever under this Agreement or otherwise in the event that any action, inaction or decision by any System, or by any governmental authority or agency, results in the termination or expiration of any such membership, contract, authority of arrangement, or any other license or permission required therefor.

SECTION 3.3 Cards; Cardholder Agreements; PPA Accountholder Agreements; Privacy Policies

(a) Card Design. The design of each Card issued pursuant to a Card Program shall be approved by Bank, provided that each Card shall identify Bank as the issuer of the Card, shall bear the name and/or Mark of Program Manager and shall include such other names, Marks, and disclosures as may be required to conform to Governmental Requirements and Rules. Program Manager shall be responsible for the compliance of the Cards with Governmental Requirements and Rules.

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(b) Cardholder Agreements. The initial terms and conditions of each Card offered pursuant to a Card Program shall be established by Bank and shall be set forth in a Cardholder Agreement between Bank and the Cardholders. Bank will have sole and complete discretion to revise and amend the Cardholder Agreement and any of the terms and conditions applicable to Cards, including but not limited to pricing terms. Bank shall be the contracting Party under all Cardholder Agreements, shall enter into a Cardholder Agreement with each Cardholder and shall be identified as the issuer of the Card in such Cardholder Agreement. The relationship with each Cardholder shall be exclusively owned by Bank during the Term and any Transition Period.

(c) PPA Accountholder Agreements. The initial terms and conditions of each PPA Program Account shall be established by Bank in accordance with this Agreement and shall be set forth in a PPA Accountholder Agreement between Bank and the PPA Accountholders. Bank will have sole and complete discretion to revise and amend the PPA Accountholder Agreement and any of the terms and conditions applicable to PPA Program Accounts, including but not limited to pricing terms, so long as any such revision or amendment to the PPA Accountholder Agreement or the PPA Program Account does not in any way conflict with the terms of this Agreement. Bank shall be the contracting Party under all PPA Accountholder Agreements and shall enter into a PPA Accountholder Agreement with each PPA Accountholder. The relationship with each PPA Accountholder shall be exclusively owned by Bank during the Term and any Transition Period.

(d) Printing and Distribution of Cards, Cardholder Agreements, PPA Accountholder Agreements and Privacy Policies. Program Manager, at its sole expense, shall be responsible for acquiring materials for, producing or printing and distributing to Cardholders and PPA Accountholders respectively, Cards, Card carriers, fulfillment kits, Cardholder Agreements and PPA Accountholder Agreements. Program Manager shall be responsible for arranging for the delivery of Cards and associated collateral materials to Clients and Cardholders, and delivery of PPA Accountholder Agreements to PPA Accountholders. Program Manager, on behalf of Bank, shall replace each Card that is reported as lost or stolen pursuant to procedures approved.

SECTION 3.4 Routing and Settlement

Bank agrees that (i) it shall assign one or more BINs or ICAs (each, an “Assigned BIN”) to Program Manager’s Prepaid Programs; (ii) it will establish any and all reasonably necessary Bank accounts to facilitate Settlement relating to the Prepaid Programs, and (iii) it will provide such online account access tools, or similar reporting to Program Manager for daily settlement, as mutually agreed by the Parties from time to time.

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SECTION 3.5 Issuance of Cards and Approval of Cardholders and PPA Accountholders

Bank shall have the right to refuse to issue a Card to, or to open a PPA Program Account for, any Cardholder or PPA Accountholder and to terminate a Cardholder’s Card or a PPA Accountholder’s access to a PPA Program Account.

SECTION 3.6 Modifications to Prepaid Programs

(a) Bank Determinations and Changes

(i) General Bank Control. Program Manager acknowledges and agrees that Bank shall retain decisional authority and control over the Prepaid Programs and that Program Manager shall not implement any changes to any aspect of the Prepaid Programs, except as set forth in this Agreement.

(ii) Actions or Changes Not Required by Laws or Rules. In the event that Bank determines, based on commercially reasonable grounds, that a particular action or change with respect to a Prepaid Program must be implemented within a specific time period to address an issue identified by Bank (including without limitation with respect to Materials, or otherwise), Bank shall have the right to implement, and cause Program Manager to implement, such change to the Prepaid Program within a time period that is reasonable under the applicable facts and circumstances, including taking into consideration the time sensitivity or criticality of any actions or changes.

(iii) Actions or Changes Required by Laws or Rules. Bank reserves the right to make a change or take an action (or to require Program Manager to make a change or take an action) with respect to any Prepaid Program, including without limitation Materials, Subcontractors and any other policies, activities and decisions with respect to the Prepaid Program, as deemed necessary by Bank to address a Governmental Requirement or Rule.

(b) Program Manager Amendments. Program Manager may propose changes to the Materials, Program Policies and Procedures, Prepaid Program Guidelines, Subcontractors and other policies, activities and decisions with respect to the Prepaid Programs, which Bank will review in consultation with Program Manager and, if Bank agrees in writing to any proposed change, Program Manager shall take all actions, at Program Manager’s expense, necessary to implement the change. This Section 3.6(b) shall only apply to proposed changes that would not violate any applicable Governmental Requirements and Rules.

SECTION 3.7 Program Services

(a) Provision of Program Services. Program Manager shall provide the Program Services for the Prepaid Programs in accordance with this Agreement and all (i) Rules,

(ii) Governmental Requirements and (iii) the terms of the Program Policies and Procedures.

(b) Off-Shoring. Program Manager agrees that it will not, without the prior written approval of Bank: (i) perform, nor engage any third-party to perform, any of the Program Services hereunder in a way that causes Confidential Information to be transmitted outside of the United States; (ii) otherwise use or provide access to Confidential Information at locations outside of the United States or outsource customer service functions to Subcontractors or Representatives outside of the United States; or (iii) subcontract any Program Services hereunder to any non-U.S. based individuals or entities regardless of whether the non-U.S. based entity is an Affiliate or subsidiary of Program Manager or is an Affiliate or subsidiary of an entity organized under the laws of the United States, any state of the United States, the District of Columbia or any territory of the United States.

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SECTION 3.8 Supplemental Deposit Account Relationships

(a) Bank and BCS shall notify each Gaming Operator in writing of the existence of the Placement Program. Bank shall notify each PPA Accountholder in writing of the existence of the Placement Program.

(b) Bank shall do the following with respect to the Placement Program: (i) place PPA Accountholder deposits only with Placement Banks that: (1) are insured as defined by the FDIA, and their deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law; and (2) are, and that Bank reasonably believes will continue to be, “well capitalized” (as that term is defined in 12 C.F.R. § 324.403(b)(1)(i)); (ii) maintain, in good faith and in the regular course of business, books and records reflecting the individual PPA Accountholders and corresponding balances as they relate to the funds held in the Placement Banks, in accordance with the requirements for pass-through FDIC deposit insurance pursuant to 12 C.F.R. Part 330; (iii) maintain detailed listings of the name and location of the Placement Bank, ownership of funds, amount, and interest rate and maturity date of the deposits, as applicable; (iv) provide each PPA Accountholder whose funds are being placed with a Placement Bank notice of the deposit amount placed and the name of the Placement Bank where deposits are ultimately placed; (v) ensure any marketing materials, customer statements, and disclosures are accurate and not misleading, including whether the underlying documents correctly represent FDIC deposit insurance coverage on the PPA Accountholder’s funds; (vi) provide training for all personnel involved in collecting and placing deposits on deposit insurance coverage requirements, including maintaining pass-through deposit insurance coverage; and (vii) ensure all activities with respect to the Placement Program comply with applicable consumer protection laws, regulations and supervisory guidance, including Regulation DD (Truth in Savings), Section 5 of the Federal Trade Commission Act (Unfair and Deceptive Acts and Practices, and the FDIC’s rules and regulations on deposit insurance coverage.

(c) With respect to the Placement Program, BCS shall ensure marketing materials are accurate and not misleading, including whether the underlying documents correctly represent FDIC deposit insurance coverage on the PPA Accountholders’ funds.

(d) Although BCS will not be a party to any Supplemental DA Agreement, BCS acknowledges that it has received and reviewed a copy of the form Supplemental DA Agreement.

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ARTICLE IV - INTELLECTUAL PROPERTY

SECTION 4.1 Intellectual Property

(a) Except as otherwise specifically provided in this subclause (a) or as agreed pursuant to Section 4.1(b) each Party shall, as between the Parties, be the sole and exclusive owner of all Intellectual Property Rights in and to (A) the Intellectual Property created, owned or acquired by that Party at any time and whether or not independent from or related to this Agreement, except to the extent it is an enhancement or addition to, or a derivative work of, the other Party’s preexisting Intellectual Property, and (B) all enhancements to, additions to or derivative works of that Party’s Intellectual Property described in subsection (A) above, including all Intellectual Property Rights practiced by and/or incorporated therein. Subject to the foregoing, the Parties shall jointly own all Intellectual Property Rights with respect to Intellectual Property which has been jointly created or developed by the Parties in connection with this Agreement. Intellectual Property will be considered jointly created or developed only when each Party has made a material contribution to its creation or development (“Jointly Created Intellectual Property”). Notwithstanding the foregoing, to the extent that Bank employees or contractors conceive of, develop or otherwise create, whether separately or jointly with Program Manager, any software or other work of authorship, invention, concept, process, trade secret, proprietary information, data, or other intellectual property, or work product based upon, arising out of, for use in connection with copying, customizing, improving, modifying or otherwise including or using functions, features, style, form or other elements of PIMS (“Bank Work Product”) then Bank and its employees and contractors hereby assign, to Program Manager all rights, title and interests to such Bank Work Product. To the extent necessary for Bank to use PIMS as contemplated hereunder, such Bank Work Product shall be deemed to form part of PIMS or other Program Manager software provided for use as a service to Bank. It is recognized and understood that Program Manager may develop new software or modify its existing software based upon the suggestions and recommendations provided by Bank, and that except as otherwise expressly agreed to by Program Manager in writing signed by a duly authorized officer of Program Manager, Bank shall have no right, claim or interest in such new or modified software developed by Program Manager and hereby assign to Program Manager all rights, title and interests to such suggestions and recommendations provided by Bank.

(b) No Intellectual Property Rights in Intellectual Property are conveyed by one Party to the other pursuant to this Section 4 except as expressly provided herein. The Program Services are owned exclusively by Program Manager.

(c) The term “data” as referenced in this section shall not include nonpublic personal information as defined by Gramm-Leach-Bliley Act.

SECTION 4.2 Limited License

(a) Program Manager hereby grants to Bank and its Affiliates a non-exclusive, non- transferable, non-sublicensable (except to the extent necessary for vendors or service providers) royalty-free license, under Program Manager’s Intellectual Property Rights therein, to use the Materials and other deliverables provided by Program Manager under this Agreement (including Program Manager’s Intellectual Property) for the limited purpose of carrying out Bank’s obligations or exercising Bank’s rights under this Agreement during the Term (including any Transition Period), and for no other purpose. Notwithstanding anything to the contrary, Program Manager may terminate the license granted herein if, in its sole reasonable discretion, Bank’s actions or omissions may cause Program Manager reputational or economic risk.

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(b) Bank hereby grants to Program Manager a non-exclusive, non-transferable, non- transferable, non-sublicensable revocable (except to the extent necessary for vendors or service providers) royalty-free license, under Bank’s Intellectual Property Rights therein, to use the deliverables provided by Bank under this Agreement (including Bank’s Intellectual Property) for the limited purpose of carrying out Program Manager’s obligations or exercising Program Manager’s rights under this Agreement during the Term (including any Transition Period), and for no other purpose. Notwithstanding anything to the contrary, Bank may terminate the license granted herein if, in its sole reasonable discretion, Program Manager’s actions or omissions may cause Bank reputational or economic risk.

(c) Except as otherwise set forth in this Agreement, the licenses granted in this Section 4.2 shall continue until the expiration or termination of the Term (including any Transition Period), at which such time such licenses shall expire, and the receiving Party shall cease all use of such licensed Materials or other deliverables, as applicable.

ARTICLE V - REPRESENTATIONS AND WARRANTIES

SECTION 5.1 Representations and Warranties of Each Party

Each Party represents and warrants the following:

(a) The Party’s execution, delivery and performance of this Agreement (i) has been authorized by all necessary corporate action, (ii) does not violate the terms of any law, regulation, or court order to which such Party is subject or the terms of any material agreement to which the Party or any of its assets may be subject, and (iii) is not subject to the consent or approval of any third-party.

(b) This Agreement is the valid and binding obligation of the representing Party, enforceable against such Party in accordance with its terms.

(c) Such Party is not subject to any pending or threatened litigation or governmental action which could interfere with such Party’s performance of its obligations hereunder.

(d) Such Party is duly organized, validly existing and in good standing pursuant to applicable state and/or federal laws under which it is organized, and is qualified to do business in all jurisdictions as may be required for the conduct of its business activities hereunder.

(e) Such Party has the full power and lawful authority to execute, deliver and perform this Agreement.

(f) Such Party shall perform all of its obligations under this Agreement.

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SECTION 5.2 Additional Representations and Warranties of Bank

Bank also represents and warrants to Program Manager that, subject to Section 3.2, it is a member in good standing in each System, and a principal member of the Discover Network with the full right, power and authority to issue Cards and settle Transactions within such System and sponsor Program Manager as a marketing Representative, agent or service provider and has not been involuntarily terminated as a member in any electronic payment network.

SECTION 5.3 Additional Representations, Warranties and Covenants of Program Manager

Program Manager also represents and warrants to Bank that as of the Effective Date and continuing through the Term of this Agreement:

(a) Except as disclosed to Bank in writing prior to the execution by Bank of this Agreement, Program Manager represents and warrants that neither Program Manager nor any of its Principals has been subject to the following: (i) criminal conviction (except minor traffic offenses and other petty offenses); (ii) federal or state tax lien; (iii) administrative or enforcement proceedings commenced by the Securities and Exchange Commission, any state securities Regulatory Authority, FinCEN, any state attorney general, Federal Trade Commission, federal or state bank regulator, or any other state or federal regulatory agency; or (iv) restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of Program Manager or any Principal thereof. For this Section 5.3(a), the word “Principal” shall mean any person directly or indirectly owning ten percent (10%) or more of the equity of a Party, any manager or director of a Party or the Chief Executive Officer, President or Chief Financial Officer of a Party. Program Manager further represents and warrants that it has no knowledge of any pending or threatened suit, action, arbitration or other proceedings of a legal, administrative or regulatory nature, or any governmental investigation, against it or any of its Affiliates or any officer, director or employee which has not been previously disclosed in writing and which would materially and adversely affect its financial condition or its ability to perform its obligations under this Agreement.

(b) Program Manager has reviewed and is familiar with: (i) the Rules; and (ii) the Governmental Requirements in the jurisdictions in which Program Manager does or may do business, including, without limitation, those laws, rules and regulations governing the marketing of Prepaid Programs and the provision of Program Services.

(c) There are no actions, suits or proceedings pending, or to the knowledge of Program Manager threatened, against Program Manager, its agents or Subcontractors alleging infringement, misappropriation or other violation of any Intellectual Property Rights related to the Prepaid Programs or the Program Services. Program Manager further represents and warrants that the Prepaid Programs and the Program Services furnished under this Agreement do not and shall not infringe, misappropriate or otherwise violate any Intellectual Property Rights or any other rights of any third-party.

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(d) In rendering its obligations under this Agreement, without limiting other applicable performance warranties, Program Manager represents, warrants and covenants to Bank as follows:

(i) Program Manager is in good standing in the state of its incorporation and is qualified to do business as a foreign corporation in each of the other states in which it is providing Program Services hereunder where such qualification is required; and (ii) Program Manager shall secure or has secured, or has arranged with a third-party to secure, all permits, licenses, regulatory approvals and registrations required to render the Program Services set forth herein, including without limitation, registration with the appropriate taxing authorities for remittance of Taxes.

(e) Program Manager represents, warrants and covenants that it shall perform the Program Services in a timely and professional manner using competent personnel having expertise suitable to their assignments. Program Manager represents and warrants that the Program Services shall conform to or exceed, in all material respects, the specifications described herein, as well as the standards generally observed in the industry for similar services.

(f) Program Manager shall be responsible for ensuring that Program Manager’s Representatives and Subcontractors shall perform all obligations of Program Manager under this Agreement in compliance with all Governmental Requirements, Rules, and the Program Policies and Procedures agreed to by the Parties.

ARTICLE VI - ADDITIONAL COVENANTS

SECTION 6.1 Covenants of the Parties

Program Manager covenants and agrees with respect to Bank and Bank covenants and agrees with respect to Program Manager as follows:

(a) It will comply with all Governmental Requirements and Rules applicable to it in the performance of its duties and obligations under this Agreement, each Prepaid Program implemented pursuant hereto, and Transactions contemplated herein.

(b) Program Manager will use reasonable best efforts to ensure that the Prepaid Programs (1) are reasonably designed to identify and block or otherwise prevent or prohibit the acceptance of “restricted transactions” as defined under the Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”), 31 U.S.C. § 5362(7), and (2) do not enable or facilitate violations of the Wire Act of 1961, 18 U.S.C. § 1084, and the activities conducted under the Prepaid Programs comply with all Governmental Requirements. Program Manager will assist Bank in its compliance with UIGEA.

(c) Program Manager will promptly notify Bank of any litigation or court proceedings filed against it relating to this Agreement, a Card, use of a Card, a Card Program, or a PPA Program Account. Such notice shall include a copy of the court papers or proceedings, the name and address of the Party’s counsel handling the matter. Bank will, to the extent allowed under applicable law, notify Program Manager of any material litigation directly relating to the Bank Services.

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SECTION 6.2 Additional Covenants of Bank

Bank also covenants and agrees, if permitted by applicable Governmental Requirements or the rules, regulations of any System, to promptly notify Program Manager of any suspension or termination of Bank in any System in which there are Prepaid Programs.

SECTION 6.3 Additional Covenants of Program Manager

Program Manager also covenants and agrees with Bank as follows:

(a) Program Manager will not, without Bank’s prior consent, solicit Clients or prospective Cardholders or PPA Accountholders through the use of any Party who is not directly employed by and under the immediate supervision and control of Program Manager. Program Manager will monitor Clients for compliance with the Underwriting Guidelines, the provisions of the Program Agreement and applicable Rules and the Governmental Requirements, and promptly report any material non-compliance to Bank. Program Manager will monitor Cardholders and PPA Accountholders for compliance with the provisions of the Cardholder Agreement and the PPA Accountholder Agreement, as applicable, and promptly report any material non-compliance to Bank.

(b) Program Manager will promptly give written notice to Bank of any proceeding before a Regulatory Authority that may have a material adverse effect on Program Manager or the Program Services.

(c) Program Manager will promptly give written notice to Bank of any material adverse change in the business, properties, assets, operations or condition, financial or otherwise, of Program Manager and any pending or threatened material litigation, and of all tax deficiencies and other proceedings before governmental bodies or officials affecting Program Manager.

(d) Upon Bank’s request, Program Manager shall promptly furnish its financial statements as prepared by or for Program Manager in the ordinary course of its business. If Bank’s review of financial statements causes Bank to question Program Manager’s ability to perform its duties hereunder, Bank may request, and Program Manager shall provide to Bank, reasonable assurances of Program Manager’s ability to perform its duties hereunder. Program Manager shall design, maintain and operate each Prepaid Program, and perform its obligations under this Agreement, in compliance with all Governmental Requirements and Rules applicable from time to time to Program Manager, its Representatives, agents, Subcontractors or Clients, the Prepaid Program, the Cardholder Agreement, the PPA Accountholder Agreement, the Program Agreements, and/or Bank’s or Program Manager’s performance under this Agreement. Program Manager, subject to and in accordance with Section 3.6, shall put into effect any and all changes to the Prepaid Programs, the Cardholder Agreements and PPA Accountholder Agreements (including any already in place with Cardholders and PPA Accountholders, respectively), and Program Agreements (including any already in place with Clients), required to assure such compliance, as determined by Bank in its reasonable, good faith judgment, the expenses for which shall be included as Program Manager expenses under Section 7.2.

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ARTICLE VII - COMPENSATION AND EXPENSES

SECTION 7.1 Expenses of Bank

In addition to the costs and expenses that are expressly assigned to Bank elsewhere in this Agreement, Bank shall be solely responsible for:

(a) Bank’s own costs and expenses incurred in connection with maintaining the Reserve Account, Settlement Account and its own monitoring of the Prepaid Program; and

(b) all annual membership, license and other fees (other than transaction and other fees assessed by a System and referred to in Section 7.2 of this Agreement) related to Bank’s license with and membership in a System.

(c) Bank’s own costs and expenses in performing all of its other obligations under this Agreement unless expressly stated otherwise.

SECTION 7.2 Expenses of Program Manager

In addition to the costs and expenses that are expressly assigned to Program Manager elsewhere in this Agreement, Program Manager shall be solely responsible in connection with its Prepaid Programs for:

(a) Costs incurred in performing the Program Services;

(b) Advertising and other expenses associated with the marketing of the Prepaid Programs;

(c) System transaction fees, assessments, charges, fines and penalties and all other items charged by the System with respect to Transactions related to the Prepaid Program or use of the Systems online;

(d) All fees payable to a System for sponsorship or registration of Program Manager or any third-party, including BINs and ICAs associated with the Prepaid Programs;

(e) All fines and penalties assessed by a System or any Regulatory Authority due to the acts or omissions of Program Manager, an employer, or any employee, contractor or agent thereof;

(f) Taxes as defined in Article 1 of the Agreement;

(g) All fees and penalties assessed by a System or any Regulatory Authority against Bank due to Program Manager’s conduct or the conduct of any third-party retained by Program Manager in connection with this Agreement; and

(h) Unless otherwise specified in this Agreement, costs, obligations and expenses relating to the operations of the Prepaid Program(s) with respect to: (i) Program Manager’s compliance with Governmental Requirements or Rules; (ii) chargebacks or fraud by any Cardholders or PPA Accountholders; or (iii) costs, obligations and expenses arising from Transactions for Clients, Cardholders, PPA Accountholders or Program Manager.

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SECTION 7.3 Fees

(a) Load and Disbursement Fees. As of Jun 1, 2023, if gaming deposits, including non-Play+ and non-PPA, fall below $35 million in average daily deposits over a 30-day period, the Deposit Threshold Fee Schedule will apply until average daily deposits achieve $35 milion for a 30-day period. All BCS-related deposits, Play+, PPA, ancillary gaming accounts, i.e., Settlement, Reserve, Operating including the FABI Disbursement account where fees are collected, are considered PPA. The “Deposit Threshold Fee Schedule” shall mean that Program Manager will pay Bank within ten (10) days following the end of each calendar month (and any partial month thereof), an amount in cash equal to 30% of Subject Gross Revenues of Program Manager generated by Play+ and 50% of Subject Gross Revenues of Program Manager generated by PPA Program Account, and any other designated fee.

(b) In exchange for promotion, marketing and access to potential users of the Credit Card Program, Bank will pay Program Manager within ninety (90) days following the end of each calendar month during the Term of this Agreement (and the last partial calendar month at the termination or expiration of this Agreement) an amount in cash equal to eight (8) basis points of purchase and cash advance transaction amounts receiving a Visa interchange reimbursement fee net of customer returns and/or bank reversals due to fraud or non-payment from accounts in the Credit Card Program originated through BCS promotion, marketing and access.

(c) Bank fees for Bank Services other than those described by Sections 7.3 (a) and (b) shall be negotiated by the Parties and included in an amendment to this Agreement.

ARTICLE VIII - TERM OF PROGRAMS AND AGREEMENT SECTION 8.1 Term

SECTION 8.1 Term

This agreement will commence on the Effective Date and, unless earlier terminated pursuant to the terms hereof, will terminate on the date that is the later of: (i) ten (10) years from the effective date or (ii) the termination of all Approved Programs (the “Term”).

SECTION 8.2 Termination of Agreement

This Agreement may be terminated:

(a) by Program Manager or Bank, upon any material breach or default by the other Party that is not cured by such breaching or defaulting Party within thirty (30) calendar days of written notice of such breach or default to such Party or, if action is taken within such thirty (30) days to cure such breach or default, within such reasonable period of time (not in excess of ninety (90) calendar days) as may be required to cure such breach or default;

(b) by Program Manager or Bank, immediately upon written notice, if bankruptcy or insolvency proceedings are filed by or against the other Party;

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(c) by Program Manager or Bank, immediately upon written notice, if a receiver or similar officer is appointed pursuant to applicable law or legal process to take control of the business or substantially all of the assets of the other Party;

(d) by Program Manager or Bank upon any change to, or enactment of, any Rule or Governmental Requirement that would have a material adverse effect upon the Prepaid Programs if the Parties are unable, after a good faith effort, to alter the Prepaid Programs to accommodate the change or enactment;

(e) by Bank, immediately upon written notice, if (i) Program Manager delivers to Bank any financial information that does not fairly present Program Manager’s financial condition in any material respect as of the date made or delivered, (ii) Program Manager’s independent certified accountants refuse to deliver an unqualified opinion with respect to Program Manager financial statements, or (iii) Program Manager suffers any material adverse change in its financial condition, business processes or procedures;

(f) by Bank, immediately upon written notice to Program Manager, if

(i) Bank is notified by a System or any Regulatory Authority that any undertaking of Bank contemplated under this Agreement is in violation of, or not permitted under, applicable Rules or Governmental Requirements and the Parties are unable, after thirty (30) calendar days (unless such cure period is prohibited by the System or Regulatory Authority, as applicable), to find a mutually agreed suitable alternative or make an adjustment so as not to violate or be impermissible under applicable Rules or Governmental Requirements;

(ii) in offering the Prepaid Programs and in providing Program Services hereunder, Bank reasonably believes that Program Manager has violated any Governmental Requirements or Rules, or causes Bank to be in violation of any Governmental Requirements or Rules, and Program Manager fails to resolve the violation within thirty (30) calendar days; or

(g) by Bank or Program Manager if the other Party engages in fraudulent activity or other activity which the terminating Party reasonably believes presents a material security risk or financial risk to such Party or may negatively impact the Party’s reputation in the marketplace;

(h) by Bank upon material breach or material default of Program Manager to provide Program Services in accordance with the service level agreements to be mutually agreed upon as an amendment to this Agreement, that is not cured by Program Manager within thirty (30) calendar days of written notice of such breach or default or, if action is taken within such thirty (30) days to cure such breach or default, within such reasonable period of time (not in excess of ninety (90) calendar days) as may be required to cure such breach or default.

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SECTION 8.3 Termination and Transition Assistance

(a) Upon termination or expiration of the Term of this Agreement (except in the event this Agreement has been terminated for cause by Bank), the Parties may elect to transition such Prepaid Program to an alternative bank or financial institution pursuant to Sections 8.3(c) and (d) or wind down and terminate the Prepaid Programs in accordance with Rules and Governmental Requirements. Each Party acknowledges that the two goals of the Transition Period are to benefit the Cardholders, PPA Accountholders and Clients by minimizing any possible burdens or confusion and to protect and enhance the names and reputations of the Parties, both of whom have invested their names and reputations in the Prepaid Programs and the services provided pursuant to this Agreement. Upon the expiration or termination of this Agreement for any reason, the Parties agree to cooperate in good faith to wind down, transition or terminate all affected Prepaid Programs in a commercially reasonable way as soon as reasonably possible to provide for a smooth and orderly transition or wind-down and termination. Such cooperation will include continued acceptance in accordance with the terms of this Agreement of Transactions presented for payment until the underlying Cards or PPA Program Accounts expire or are terminated as set forth below, and continued provision of customer service to all outstanding Cardholders and PPA Accountholders in accordance with the terms of this Agreement up until the Cards or PPA Program Accounts expire, are terminated, or transitioned to another bank or financial institution.

(b) In the event of an expiration or termination of this Agreement except in the event that Bank has terminated this Agreement for cause, the Parties shall meet and agree on a manner to terminate and/or wind-down the Prepaid Program(s) to minimize customer confusion (the time period for the termination and/or wind-down, the “Transition Period”).

(c) In connection with termination or expiration of this Agreement (except in the event this Agreement has been terminated for cause by Bank), to the extent permitted under applicable Governmental Requirements and Rules, Program Manager will have the right at its discretion to have the Assigned BINs transferred to another bank after due notice to Bank, in writing and delivered pursuant to the provisions provided in this Agreement. In that case, (i) the Parties will cooperate fully with one another to transfer the Assigned BINs as promptly as practicable and to otherwise transition services in an orderly manner designed to provide continuity of service to third-Party customers, subject to terms of a mutually acceptable assignment and assumption agreement, and (ii) unless termination is due to material breach by Bank, Program Manager will reimburse Bank for any reasonable costs incurred by Bank in order to transfer the Assigned BINs and transition services. This Agreement will terminate following the completion of such transfer of services and the Assigned BINs. The Parties will cooperate fully with one another before and after termination or expiration of the Agreement to accomplish any actions required for orderly transition of services and appropriate handling of any trailing activity.

(d) With respect to Card Programs that Program Manager elects to transition to another card issuer (“Successor Issuer”), Banks obligations pursuant to Section 8.3(a) will include, without limitation, to the extent permitted or not prohibited by Governmental Requirements and Rules: (i) terminating all Cards and Cardholder Agreements, (ii) making any and all regulatory filings necessary to effect the transition of its undertakings in connection with this Agreement to Program Manager, (iii) making all filings and taking all other actions necessary to transfer the BINs and ICAs to Program Manager or its designee, (iv) executing other documents as may reasonably be necessary for Bank to perform its obligations under this Section 8.3. Bank shall provide such services without charge, provided that Program Manager reimburses Bank for any filing fees reasonably incurred with respect to filings with any System or Regulatory Authority to satisfy its obligations under this Section 8.3. During the Transition Period, the Parties shall continue to be bound by and comply with the terms of this Agreement and perform all of their obligations hereunder until such date as Program Manager notifies Bank that the transition of the Card Program(s) to the Successor Issuer is complete. Program Manager will reimburse Bank for any expense associated with Cardholder termination.

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EXECUTION VERSION

(e) Except as may be required by applicable Governmental Requirements or the Rules, in no event will Bank or Program Manager make any public statement or customer communication regarding the termination or wind-down of this Agreement, or any Cards or Prepaid Programs without the express prior written approval of Program Manager or Bank, respectively, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Bank and Program Manager may each communicate the termination or expiration of this Agreement with any third-party with which it has contracted to provide services for the affected Cards and/or Prepaid Programs (e. g., affected Systems) and Program Manager may communicate the termination or expiration of this Agreement to any third-party with which it desires to negotiate to take over as issuer of the affected Prepaid Programs.

ARTICLE IX - CONFIDENTIALITY AND INFORMATION PROTECTION OTHER THAN GLBA CONFIDENTIALITY

SECTION 9.1 Confidentiality

(a) The term “Confidential Information” shall mean this Agreement and all data, trade secrets, business information and other information of any kind whatsoever that a Party (“Discloser”) discloses, in writing, orally, visually or in any other medium, to the other Party (“Recipient”) or to which Recipient obtains access and that relates to Discloser or, in the case of Program Manager, to Bank or its Representatives, customers, third-Party vendors or licensors. Confidential Information in this Section 9.1 shall not include nonpublic personal information as defined by Gramm-Leach-Bliley Act.

(b) Program Manager acknowledges that Bank has a responsibility to its customers and other consumers using its services to keep Customer Information and Consumer Information strictly confidential. Each of the Parties, as Recipient, hereby agrees that it will not, and will cause its Representatives, consultants, Affiliates and independent contractors not to disclose Confidential Information of the other Party, including Customer Information and Consumer Information, during or after the Term of this Agreement, other than on a “need to know” basis and then only to:

(i) Affiliates of Bank; (ii) Recipient’s employees or officers; (iii) Affiliates of Recipient, its independent contractors at any level, agents and consultants, provided that all such Persons are subject to a written confidentiality agreement that shall be no less restrictive than the provisions of this Section 9.1; (iv) pursuant to the exceptions set forth in 15 U.S.C. § 6802(e) and accompanying regulations, which disclosures are made in the ordinary course of business and

(v) as required by law or as otherwise expressly permitted by this Agreement. Recipient shall not use or disclose Confidential Information of the other Party for any purpose other than to carry out this Agreement or as permitted hereunder. Recipient shall treat Confidential Information of the other Party with no less care than it employs for its own Confidential Information of a similar nature that it does not wish to disclose, publish or disseminate, but not less than a reasonable level of care.

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EXECUTION VERSION

(i) To the extent legally permitted, Recipient shall notify Discloser of any actual or threatened requirement of law to disclose Confidential Information promptly upon receiving actual knowledge thereof and shall cooperate with Discloser’s reasonable, lawful efforts to resist, limit or delay disclosure. Nothing in this Section 9.1 shall require any notice or other action by Bank in connection with requests or demands for Confidential Information by Bank examiners.

(c) With the exception of Customer Information and Consumer Information, the obligations of confidentiality in this Section 9.1 shall not apply to any information that (i) Recipient rightfully has in its possession when disclosed to it, free of obligation to Discloser to maintain its confidentiality; (ii) Recipient independently develops or receives unrelated to this Agreement and without access to Discloser’s Confidential Information; (iii) is or becomes known to the public other than by breach of this Section 9.1 or (iv) is rightfully received by Recipient from a third-party without the obligation of confidentiality.

SECTION 9.2 Data Security

(a) Bank may, in its sole discretion and at any time during the Term of this Agreement, suspend, revoke or terminate Program Manager’s right to receive Confidential Information for cause upon written notice to Program Manager. For purposes of this Section 9.2, “cause” shall be defined as a substantial risk of unauthorized disclosure of Bank’s Confidential Information or fraud. Upon receipt of that notice, Program Manager shall (i) as soon as reasonably practical, use commercially reasonable efforts to stop accessing Confidential Information in accordance with its incident response and change management procedures; and (ii) promptly return to Bank or destroy, at Bank’s election, all affected Bank Confidential Information in the possession of Program Manager or Subcontractors, subject to and in accordance with the terms and provisions of this Agreement. As soon as reasonably practical following resolution of the events giving rise to Bank’s suspension, revocation or termination of Program Manager’s receipt of Confidential Information under this Section 9.2, Bank shall restore Program Manager’s right to receive and retain Confidential Information.

Program Manager acknowledges that Bank is required to comply with the information security standards required by the Gramm-Leach-Bliley Act (15 U.S.C. §§ 6801, 6805(b)(1)) and the regulations issued thereunder (12 C.F.R. Part 40), the Fair and Accurate Credit Transactions Act (15 U.S.C. §§ 1681, 1681w) and the regulations issued thereunder (12 C.F.R. Parts 30 and 41) and with other statutory, legal and regulatory requirements (collectively, and as amended from time to time, “Privacy Laws”). If applicable, Program Manager shall use commercially reasonable efforts to (i) assist Bank to comply with Bank’s obligations under the Privacy Laws and (ii) to the extent applicable, comply and conform with applicable Privacy Laws arising under the Prepaid Programs and this Agreement, and with Bank policies for information protection as modified by Bank from time to time.

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EXECUTION VERSION

ARTICLE X - INSURANCE

SECTION 10.1 Insurance

(a) Program Manager shall at its own expense secure and continuously maintain, and shall require its Subcontractors to secure and continuously maintain, throughout the Term, for the purpose of protecting Bank from any expense and/or liability arising out of, alleged to arise out of, related to, or connected with the Program Services provided by Program Manager and/or its Subcontractors commercial general liability, umbrella coverage, crime insurance which includes fidelity and such other crime coverages, any additional insurance coverage required by any governmental authorities, such other and similar insurance as Bank shall deem reasonably necessary or appropriate or as required by law in amounts as may be reasonably agreed to by Bank.

(b) All insurance provided for under this Section 10.1 shall be issued by insurance companies of good reputation and of sound financial responsibility with an AM Best rating of at least A:X and licensed by the State of Nevada.

(c) All liability, business interruption and crime insurance policies shall be written in the name of Program Manager with Bank being named an additional insured.

(d) All insurance policies shall be endorsed specifically to the effect that the proceeds of any crime or business interruption losses shall be made payable to Bank. All policies of insurance shall also be endorsed specifically to the effect that the policies shall not be canceled or materially changed without at least thirty (30) days prior written notice to Bank. To the extent obtainable without significantly increasing the premium cost, all policies of commercial general liability insurance and crime insurance shall contain an endorsement to the effect that the insurance shall be primary to any other similar insurance carried by Bank or Program Manager.

ARTICLE XI - PROGRAM MANAGER PERSONNEL SECTION 11.1

SECTION 11.1

Bank shall provide Program Manager, if necessary and at a mutually agreed upon time, reasonable access to Bank’s facility to provide Program Services, subject to the existing security regulations at Bank.

SECTION 11.2

Program Manager shall comply and shall cause its Representatives and Subcontractors to comply with all personnel, facility, safety and security policies, rules and regulations and other instructions of Bank, when performing work at a Bank facility and shall conduct its work at Bank facilities or on Bank systems in such a manner as to avoid endangering the safety, or interfering with the convenience of, Bank Representatives or customers.

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EXECUTION VERSION

ARTICLE XII - MONITORING

SECTION 12.1 Monitoring, Financial Statements, Audit and Control Reports

(a) Program Manager acknowledges that regulatory authorities may make requests from Bank for reports and information that are not strictly required by applicable law. Program Manager shall reasonably cooperate with and provide to Bank all such requested information and documentation so as to permit Bank to comply with such regulatory requests.

(b) Program Manager and its Subcontractors, if any, shall (i) keep timely, accurate, and comprehensive books of account and records, along with supporting documentation, and compliance with the terms of this Agreement and its creditworthiness and ability to fulfill its obligations hereunder; (ii) maintain appropriate backup, security and other measures to protect such books of accounts and records from loss, alteration, destruction or unauthorized disclosure; and (iii) promptly provide such books of account and records to Bank or its agents (including Bank’s internal or external auditors and regulatory authorities governing Bank) in response to a regulatory request. Program Manager represents and warrants that it shall retain such books of account and records, and supporting documentation, until not earlier than five (5) years following completion of the Program Services to which such performance, expenses and fees relate or such longer period as directed by Bank to comply with applicable law or regulatory request.

(c) From time to time, during regular business hours and upon reasonable notice, Bank, its regulators and/or internal or external auditor(s) designated by Bank, may visit, inspect and perform audits of Program Manager’s and its Subcontractors’ facilities, equipment, work papers, drafts and other materials, books and records (electronic or otherwise), and operational systems related to this Agreement, and such other audits as may be necessary to verify that Program Manager’s and its Subcontractors’ are in compliance with the terms and conditions of this Agreement and applicable law (including confidentiality and data protection obligations hereunder) and their operational viability including, but not limited to, review of their operations and compliance policies and procedures, internal controls, security program, business resumption, continuity, recovery, employee training manuals and contingency plans as they relate to the Program Services. Such audit will be conducted in a manner so as not to materially interfere with Program Manager’s or its Subcontractors’ business operations. The cost of an annual audit shall be borne by Program Manager, and the costs of additional audits shall be borne by Bank, except in the event such audit raises a material issue with respect to Program Manager’s compliance with the terms of this Agreement, in which such event, Program Manager shall bear the costs of the audit. Program Manager shall respond to all requests for information truthfully, completely and promptly. Program Manager shall provide, upon Bank’s request, copies of any reports of Program Manager’s or its Subcontractors’ internal and external auditors in connection with Program Manager or Subcontractor’s system of internal accounting and other; controls and risk management program as they relate to the Program Services under this Agreement (redacted to remove references to matters unrelated to such services) and any remedial plan to address any deficiencies set out in the report, as well as copies of compliance policies, call recordings, training materials, and quality assurance/internal monitoring reports, among other things, and modify its practices as required to comply with this Agreement.

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EXECUTION VERSION

ARTICLE XIII - NON-EXCLUSIVE NATURE OF AGREEMENT

During the Term, the Bank shall not enter into any agreement or contractual relation with a third-party that calls for the third-party to provide services that are similar or substantially similar to the Program Services or with respect to a PPA Program Account. For the avoidance of doubt, it is understood and agreed that the Bank can replace at any time any payment service provider associated with the Prepaid Program or Program Services in accordance with this Agreement. Except as provided above in this Article XIII, this Agreement does not create any rights of exclusivity, nor any restrictions of any kind on either Party’s right to carry out its business.

Absent a breach by Bank of the terms and conditions of this Agreement, Program Manager will not cause an established PPA Program Account to be moved from Bank to a different bank or financial institution (or, more precisely, closed so that it can be reopened at a different bank or financial institution) the term of the Program Agreement pursuant to which such PPA Program Account was established.

ARTICLE XIV - INDEMNITY

SECTION 14.1 Indemnification by Program Manager Against Third-Party Claims

Program Manager shall indemnify and hold harmless Bank and its respective directors, officers, employees and agents, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, judgments, settlement amounts, costs and expenses, including interest, fines, penalties and reasonable expert witness fees and expenses, and attorneys’ fees and expenses (“Damages”), whether or not litigation is commenced, imposed upon, incurred by or asserted against Bank and/or its respective directors, officers, employees and/or agents in connection with or arising from third-party claims to the extent arising from: (i) any breach by Program Manager of any representation or warranty contained in this Agreement; (ii) any breach of any covenant, agreement or obligation of Program Manager contained in this Agreement; (iii) Program Manager’s provision of Prepaid Programs or Program Services; and/or (iv) claims that Program Manager’s Intellectual Property or the Program Services infringes any patent, copyright, trade secret or other proprietary right of any Person.

SECTION 14.2 Indemnification from Certain Losses

Except as set forth in this Section 14.2, Program Manager shall be solely responsible as between Bank and Program Manager for bearing (i) all Damages arising from any Cardholder, PPA Accountholder or Client breach of a Cardholder Agreement, PPA Accountholder Agreement or Program Agreement, respectively; or (ii) any data compromise, credit, fraud or other risks, resulting from or associated with any Cardholder Agreement, PPA Accountholder Agreement or Program Agreement. Program Manager shall promptly notify Bank of each incident and evidence of credit failure, fraud, data compromise and any other materially adverse incident it becomes aware of. Bank acknowledges and agrees that Bank shall be responsible for any and all Damages caused as a result of any action or omission by Bank, and Bank shall indemnify Program Manager against such Damages.

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EXECUTION VERSION

SECTION 14.3 Notice of Claims; Certain Limitations

(a) Any person seeking indemnification hereunder (“Indemnified Party”) shall give promptly to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (“Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third-party as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, that the failure to provide timely notice shall not relieve the Indemnitor for liability therefore except to the extent that the Indemnitor is prejudiced thereby.

(b) In calculating any Damages there shall be deducted (i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer), and (ii) the amount of any tax benefit to the Indemnified Party (or any of its Affiliates) with respect to such Damage (after giving effect to the tax effect of receipt of the indemnification payments).

(c) The remedies provided in this Article XIV are the sole and exclusive remedies for recoveries against another party for breaches of the representations, warranties, covenants and agreements in this Agreement and for the matters specifically listed in this Article XIV as being indemnified against; provided, however, that neither the foregoing nor anything else in this Agreement will limit the right of any party to enforce the performance of this Agreement by any remedy available to it in equity.

(d) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XIV shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.

SECTION 14.4 Third-Party Claims

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third-party against an Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third-party claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the third-party claim; provided, however, that the failure to provide timely notice shall not relieve the Indemnitor for liability therefore except to the extent that the Indemnitor is prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnitor, as promptly as reasonably practicable after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third-party claim. Notwithstanding the foregoing, should an Indemnified Party be physically served with a complaint with regard to a third-party claim, the Indemnified Party must notify the Indemnitor and deliver a copy of the complaint within ten (10) Business Days after receipt thereof and shall deliver to the Indemnitor within fifteen (15) Business Days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third-party claim.

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EXECUTION VERSION

(b) In the event of the initiation of any legal proceeding, claim or demand against the Indemnified Party by a third-party, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any Damages indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense unless the named Parties to any such proceeding (including any impleaded Parties) include both the Indemnitor and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them. It is understood that the Indemnitor shall not, in respect of the legal expenses of any Indemnified Party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate identified firm (in addition to any identified local counsel) for all such Indemnified Parties and that all such fees and expenses shall be reimbursed as they are incurred, such firm to designated in writing by the Indemnified Party. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other Party to pay money, to perform obligations, to refrain from any action, or to admit liability without the consent of the other Party.

ARTICLE XV - LIMITATION OF LIABILITY

SECTION 15.1 No Special Damages; Limitation of Liability

EXCEPT IN CONNECTION WITH THE INDEMNIFICATION OBLIGATIONS SET FORTH HEREINABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE IN CONNECTION WITH OR IN RELATION TO THIS AGREEMENT, UNDER TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR REVENUES), ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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EXECUTION VERSION

SECTION 15.2 Disclaimers of Warranties

BANK WITH RESPECT TO PROGRAM MANAGER AND PROGRAM MANAGER WITH RESPECT TO BANK SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MARKETABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V.

ARTICLE XVI - GENERAL CONTRACT PROVISIONS

SECTION 16.1 Relationship of Parties

Bank and Program Manager agree they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship being established and developed hereunder shall be deemed, nor shall it cause, Bank and a Program Manager to be treated as partners, joint ventures, or otherwise as joint associates for profit.

SECTION 16.2 Regulator Examination

Program Manager agrees to allow any Regulatory Authority with supervisory authority over Bank to inspect, audit, and examine the facilities, records and personnel relating to the applicable Prepaid Programs at any time during normal business hours upon reasonable notice. Further Program Manager shall permit any such Regulatory Authority to make abstracts of any such records directly pertaining to the subject matter of this Agreement during such an inspection, audit or examination.

SECTION 16.3 Governing Law

This Agreement shall be governed by the internal laws, and not by the laws regarding conflicts of laws, of the State of Nevada. Each Party hereby submits to the exclusive jurisdiction of the courts of such state and waives any objection to venue with respect to actions brought in such courts.

SECTION 16.4 Severability

In the event that any part of this Agreement is deemed by a court of competent jurisdiction or Regulatory Authority to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent.

SECTION 16.5 Survival

All of the representations, warranties, covenants and other provisions of this Agreement shall survive the termination or expiration of this Agreement during the Transition Period as provided at Section 8.3. All financial obligations not previously satisfied, including without limitation, with respect to resolution of errors with respect to Transactions that occurred before the termination of the Transition Period shall survive any termination or expiration of this Agreement and the Transition Period.

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EXECUTION VERSION

SECTION 16.6 Successors and Third Parties

This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the Parties and their successors and permitted assigns.

SECTION 16.7 Assignments

The rights and obligations of Program Manager under this Agreement are personal and may not be assigned either voluntarily or by operation of law, without prior written consent from Bank.

SECTION 16.8 Notices

All notices, requests and approvals required by this Agreement shall be in writing addressed/directed to a Party at the address and facsimile set forth below, or at such other address of which the notifying Party hereafter receives notice in conformity with this Section 16.8. All such notices, requests, and approvals shall be deemed given upon the earlier of receipt of facsimile transmission during the normal Business Day or actual receipt thereof. All such notices, requests and approvals shall be addressed to the attention of:

Bank to:

GBank

Attn: Ryan Sullivan

9115 W. Russell Rd., Ste. 110 Las Vegas, NV 89148

With copy to: Facsimile (702) 851-4270 Program Manager to:

Bank Card Services, LLC Attn: Hanan Sabri

9115 W. Russell Rd., Ste. 210 Las Vegas, NV 89148

With a copy to: Facsimile (702) 754-6311

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EXECUTION VERSION

SECTION 16.9 Waivers

No Party shall be deemed to have waived any of its rights, power, or remedies hereunder except in writing signed by an authorized agent or Representative of the Party to be charged. Either Bank or a Program Manager may, by an instrument in writing, waive compliance by Program Manager or Bank, respectively, with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

SECTION 16.10 Entire Agreement; Amendments

This Agreement constitutes the entire Agreement between the Parties and supersedes all prior agreements, understandings, and arrangements, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.

SECTION 16.11 Counterparts

This Agreement may be executed and delivered by the Parties in counterpart, each of which shall be deemed an original and both of which together shall constitute one and the same instrument. This Agreement may be executed by electronic means, which shall be deemed an original.

SECTION 16.12 Headings

The various captions and section headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

SECTION 16.13 Drafting Presumption

Program Manager and Bank agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this Agreement, no presumption shall arise any one Party drafted this Agreement.

Signature page to follow

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EXECUTION VERSION

IN WITNESS WHEREOF, this Agreement is executed by the Parties’ authorized officers or Representatives and shall be effective as of the date first above written.

BankCard Services, LLC

By:	/s/ Hanan Sabri
Name:	Hanan Sabri
Title:	President/COO

GBank

By:	/s/ T. Ryan Sullivan
Name:	T. Ryan Sullivan
Title:	President/CEO

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